Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts	Investor Contact
Christine Simeone Lois Paul & Partners +1 (781) 782-5773 Christine_Simeone@lpp.com	Annie Leschin/Vanessa Lehr StreetSmart Investor Relations +1 (415) 775-1788 annie@streetsmartir.com

Echelon Reports 2010 Fourth Quarter Results

(SAN JOSE, CA –February 10, 2011) - Echelon Corporation (NASDAQ: ELON) today announced financial results for the fourth quarter ended December 31, 2010.

•	Q4 Sales: $38.8 million

•	Q4 Net Loss: $6.0 million GAAP; $1.8 million non-GAAP

•	Q4 Net Loss per Share: $0.14 GAAP; $0.04 non-GAAP

“I am pleased to report that Echelon delivered on its projection of modest revenue growth for 2010, ending the year with a strong fourth quarter,” said Ron Sege, president and CEO of Echelon. “The two markets that Echelon serves, Utility and Commercial, are converging as utilities around the world reach into buildings and homes and expand into new business models. Echelon is uniquely positioned to benefit from this convergence because of the breadth of its control networking solutions, the range of applications it supports and the strength of its customer base. Having reviewed our pipeline to assess the potential for growth, I believe that we are squarely on the path to achieving good revenue growth in 2011 and profitability in 2012.”

Total revenues for the fourth quarter were $38.8 million, flat with the same period a year ago. Revenues for Echelon’s Commercial products, sold to commercial markets, were $12.4 million in the fourth quarter, up from $11.4 million in the same period last year. Revenues for Echelon’s Utility products were $25.3 million for the fourth quarter, up from $21.0 million in the same period last year. Enel revenues were $1.2 million, compared to $6.4 million in the same period last year.

For the year ended December 31, 2010, revenues were $111.0 million compared to revenues of $103.3 million for the same period one year ago. Revenues from Echelon’s Commercial products experienced a year over year increase of 10.3% to $49.1 million, revenues from Echelon’s Utility products increased 18.6% to $57.3 million, and revenues from the ENEL project decreased 55.8% to $4.6 million in 2010.

Gross margin for the fourth quarter of 2010 was 43.5% compared with 41.6% in the fourth quarter of 2009. The increase in margin was driven by improved margins in our Utility product line. Total operating expenses for the quarter were $22.5 million compared to $19.9 million in the fourth quarter of 2009, with the increase partially driven by a $1.2 million restructuring charge associated with a reduction in force effort we initiated during the quarter.

GAAP net loss for the fourth quarter was $6.0 million, or $0.14 cents per share, compared to a net loss of $3.7 million, or $0.09 cents per share, in the same period last year. Non-GAAP net loss for the fourth quarter was $1.8 million, or $0.04 cents per share, compared to $74,000, or $0.00 cents per share for the fourth quarter of 2009.

GAAP net loss for the full year of 2010 was $31.3 million, or $0.76 per share, compared to GAAP net loss of $32.0 million, or $0.79 per share, for the same period in 2009. Non-GAAP net loss for the year was $17.8 million, or $0.43 per share, which was in-line with the same period last year.

Business Outlook

Echelon offers the following guidance for the first quarter of 2011:

•	Total revenues are expected to be $27.0 million to $29.0 million, with our Utility revenues accounting for about 54%, our Commercial revenues 45%, and the remainder from Enel.

•	Non-GAAP gross margin is expected to be in the range of 46.1% to 47.4%.

•	Stock-based compensation expense is expected to be approximately $2.9 million.

•	Non-GAAP loss per share is expected to be $0.13 to $0.16, based on a fully diluted weighted average shares outstanding of 41.8 million.

•	GAAP loss per share is expected to be between $0.20 and $0.23 for the quarter.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 2:00 p.m. Pacific/5:00 p.m. Eastern Time. To access the call, dial 866-277-1184 and enter passcode: 96867319 (callers outside the US please use 617-597-5360). An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

Echelon’s management uses certain non-GAAP financial information, namely operating results excluding restructuring charges as well as the impact of stock-based compensation charges made in accordance with FASC 718 (formerly SFAS 123R), to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes stock-based compensation (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is leading the worldwide transformation of the electricity grid into a smart, communicating energy network, connecting utilities to their customers, enabling networking of everyday devices, and providing customers with energy aware homes and businesses that react to conditions on the grid.

Echelon’s NES System – the control networking infrastructure for the smart grid – enables intelligent distributed control applications and devices that deliver maximum reliability, survivability and responsiveness. Through the Echelon Control System (ECoS) platform, the NES system enables any device, speaking any protocol, connected over any network to be integrated into local decision making and connected securely to enterprise IT systems through virtually any IP network. The NES System helps utilities compete more effectively, reduce operating costs, provide expanded services and help energy users manage and reduce overall energy use.

Echelon’s LonWorks® Infrastructure products extend the smart grid in to smart buildings, factories, homes and other systems, powering tens of millions of energy aware, everyday devices made by thousands of companies – connecting them to each other, to the electricity grid and to the Internet. LonWorks based products work together to monitor and save energy; lower costs; improve productivity; and enhance service, quality, safety, and convenience in utility, municipal, building, industrial, transportation, and home area networks.

More information about Echelon can be found at http://www.echelon.com.

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Echelon, LonWorks and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Risk Factors Regarding Forward-Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding Echelon’s anticipated performance for the first quarter of 2011 and thereafter, in particular markets and in general, and potential future growth. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the continued development and growth of markets for Echelon’s products and services, and in particular the risk that the Company may fail to receive projected orders for our Utility products; the risk that global economic conditions will affect our customers’ ability to receive approval for or finance Utility or Commercial-based deployments; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer expectations; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for its products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Quarterly Report on Form 10-K when filed with the Securities and Exchange Commission.

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$7,675	$17,206
Short-term investments	56,957	62,910
Accounts receivable, net	25,102	21,496
Inventories	8,993	10,949
Deferred cost of goods sold	2,588	3,154
Other current assets	3,962	3,622

Total current assets	105,277	119,337

Property and equipment, net	31,020	35,595
Other long-term assets	9,273	9,505

	$145,570	$164,437

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$10,399	$7,255
Accrued liabilities	6,713	4,850
Current portion of lease financing obligations	1,731	1,588
Deferred revenues	9,175	9,287

Total current liabilities	28,018	22,980

Long-term liabilities	23,563	25,559
Total stockholders’ equity	93,989	115,898

	$145,570	$164,437

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenues:
Product	$37,897	$37,997	$107,441	$100,187
Service	913	837	3,596	3,151

Total revenues	38,810	38,834	111,037	103,338

Cost of revenues:
Cost of product (1)	21,325	22,076	59,722	56,813
Cost of service (1)	594	622	2,464	2,418

Total cost of revenues	21,919	22,698	62,186	59,231

Gross profit	16,891	16,136	48,851	44,107

Operating expenses:
Product development (1)	10,164	8,852	34,762	35,435
Sales and marketing (1)	6,599	6,869	25,062	23,525
General and administrative (1)	4,532	4,152	17,647	15,742
Restructuring charges	1,212	—	1,212	—

Total operating expenses	22,507	19,873	78,683	74,702

Loss from operations	(5,616)	(3,737)	(29,832)	(30,595)
Interest and other income (expense), net	13	130	393	(28)
Interest expense on lease financing obligations	(384)	(409)	(1,572)	(1,668)

Loss before provision for income taxes	(5,987)	(4,016)	(31,011)	(32,291)
Income tax (benefit) expense	49	(288)	301	(257)

Net loss	$(6,036)	$(3,728)	$(31,312)	$(32,034)

Net loss per share:
Basic	$(0.14)	$(0.09)	$(0.76)	$(0.79)
Diluted	$(0.14)	$(0.09)	$(0.76)	$(0.79)
Shares used in computing net loss per share:
Basic	41,639	40,967	41,365	40,724
Diluted	41,639	40,967	41,365	40,724

(1)	Amounts include stock-based compensation costs as follows:

Cost of product	$290	$397	$1,172	$1,534
Cost of service	31	47	125	183
Product development	1,014	1,374	4,185	5,651
Sales and marketing	712	947	2,939	3,421
General and administrative	953	889	3,907	3,614

Total stock-based compensation expenses	$3,000	$3,654	$12,328	$14,403

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
GAAP net loss	$(6,036)	$(3,728)	$(31,312)	$(32,034)
Stock-based compensation	3,000	3,654	12,328	14,403
Restructuring charges	1,212	—	1,212	—

Total non-GAAP adjustments to earnings from operations	4,212	3,654	13,540	14,403
Income tax effect of reconciling items	—	—	—	—

Non-GAAP net loss	$(1,824)	$(74)	$(17,772)	$(17,631)

Non-GAAP net loss per share:
Diluted	$(0.04)	$(0.00)	$(0.43)	$(0.43)

Shares used in computing net loss per share:
Diluted	41,639	40,967	41,365	40,724

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended December 31,
	2010	2009
Cash flows provided by (used in) operating activities:
Net loss	$(31,312)	$(32,034)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,721	6,468
Loss on disposal of fixed assets	5	37
Increase in allowance for doubtful accounts	28	27
Reduction of (increase in) accrued investment income	(31)	43
Stock-based compensation	12,328	14,403
Change in operating assets and liabilities:
Accounts receivable	(3,580)	1,943
Inventories	2,006	5,553
Deferred cost of goods sold	608	(732)
Other current assets	(402)	1,148
Accounts payable	2,999	(3,076)
Accrued liabilities	1,795	(492)
Deferred revenues	(275)	920
Deferred rent	(75)	(26)

Net cash used in operating activities	(9,185)	(5,818)

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(62,848)	(137,715)
Proceeds from maturities and sales of available-for-sale short-term investments	68,847	124,335
Change in other long-term assets	27	1,082
Capital expenditures	(1,995)	(1,824)

Net cash provided by (used in) investing activities	4,031	(14,122)

Cash flows provided by (used in) financing activities:
Repurchase of common stock from employees for payment of taxes on vesting of performance shares and upon exercise of stock options	(2,945)	(1,309)
Principal payments of lease financing obligations	(1,588)	(1,452)
Proceeds from exercise of stock options	615	2,004

Net cash used in financing activities	(3,918)	(757)

Effect of exchange rates on cash:	(459)	234

Net decrease in cash and cash equivalents	(9,531)	(20,463)
Cash and cash equivalents:
Beginning of period	17,206	37,669

End of period	$7,675	$17,206